(k)(6)(a)

FIRST AMENDMENT

TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT (this "Amendment"), dated as of May 7, 2021, to the Third Amended and Restated Credit Agreement, dated as of May 8, 2020, among VOYA SENIOR INCOME FUND (the "Borrower"), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the "Administrative Agent") (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement").

RECITALS

I.Each term that is defined in the Existing Credit Agreement and not herein defined has the meaning ascribed thereto by the Existing Credit Agreement when used herein.

II.The Borrower desires an amendment to the Existing Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.For purposes hereof, the following terms have the following meanings when used herein:

"Added Text" means characters indicated textually in the same manner as the following example: double underlined text.

"Marked Credit Agreement" means the copy of the Existing Credit Agreement (excluding all Exhibits thereto) attached hereto as Annex A.

"Stricken Text" means characters indicated textually in the same manner as the following example: ~~stricken text~~.

2.The Existing Credit Agreement is hereby amended to delete the Stricken Text and to add the Added Text, in each case as set forth in the Marked Credit Agreement (the Existing Credit Agreement, as so amended, the "Amended Credit Agreement").

3.Each Lender agrees that upon the Amendment Effective Date (defined below), it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Existing Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Existing Credit Agreement as amended hereby. In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans (collectively, the "True-up Payments").

4.Paragraphs 1, 2 and 3 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the "Amendment Effective Date"):

(a)the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent,

(i)certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower's Organizational Documents have not been amended, supplemented or otherwise modified since May 8, 2020 or, if the Borrower's Organizational Documents have been so amended, supplemented or otherwise modified, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)the aggregate outstanding principal balance of the Loans shall not exceed the Commitments (after giving effect to the reduction thereof contemplated by this Amendment);

(e)the Administrative Agent shall have received the True-up Payments,

if any;

(f)the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent;

(g)the Administrative Agent and each Lender shall have received such documents and information as the Administrative Agent or such Lender, as the case may be, shall have requested for purposes of complying with "know-your- customer" and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(h)all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

5.The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto, no Default exists or would occur), and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

6.In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By: /s/ Jeffrey A. Bakalar

Name: Jeffrey A. Bakalar

Title: Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as

Administrative Agent

By: /s / Aron Lau

Name: Aron Lau

Title: Director

STATE STREET BANK AND TRUST COMPANY

By: /s/ Paul J. Koobatian

Name: Paul J. Koobatian

Title: Vice President

Annex A

[to be attached]